Exhibit 10.3

TELETECH HOLDINGS, INC.

NON-QUALIFIED STOCK OPTION AGREEMENT

(Operating Committee Member)

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (the “Agreement”) is entered into between TELETECH HOLDINGS, INC., a Delaware corporation (“TeleTech”), and Regina Paolillo (“Optionee”), as of November 15, 2011 (the “Grant Date”).  In consideration of the mutual promises and covenants made herein, the parties hereby agree as follows:

1.             Grant of Option.  Subject to the terms and conditions of the TeleTech Holdings, Inc. 2010 Equity Incentive Plan, as amended (the “Plan”), a copy of which is attached hereto and incorporated herein by this reference, TeleTech grants to Optionee an option (the “Option”) to purchase 150,000 shares (the “Shares”) of TeleTech’s common stock, $0.01 par value (the “Common Stock”), at a price equal to US $17.31 per share (the “Option Price”).  The Option Price has been determined by the Compensation Committee of the Board of Directors of TeleTech (the “Committee”), acting in good faith, to be the fair market value of the Common Stock on the Grant Date based upon the last sale price for Common Stock reported by The Nasdaq Stock Market, Inc. as of the close of business on the Grant Date.

The Option is not intended to qualify as an incentive stock option described in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).  All provisions of this Agreement are to be construed in conformity with this intention.

2.             Term:  Option Rights.  Except as provided below, the Option shall be valid for a term commencing on the Grant Date and ending 10 years after the Grant Date (the “Expiration Date”).

(a)           Rights Upon Termination of Employment.  If Optionee ceases to be employed by TeleTech or any of its subsidiaries or affiliates (collectively, the “Subsidiaries”) for any reason other than (i) for “Cause” (as defined below), (ii) Optionee’s death, or (iii) Optionee’s mental, physical or emotional disability or condition (a “Disability”), any then vested portion of the Option shall be exercisable at any time prior to the earlier of the Expiration Date or the date three months after the date of termination of Optionee’s employment.

(b)           Rights Upon Termination For Cause.  If Optionee’s employment with TeleTech and/or its Subsidiaries is terminated for Cause, the Option shall be immediately cancelled, no portion of the Option may be exercised thereafter and Optionee shall forfeit all rights to the Option.  The term “Cause” shall have the meaning given to such term or to the term “Cause” or other similar phrase in Optionee’s Employment Agreement with TeleTech or any Subsidiary; provided, however, that (i) if at any time Optionee’s employment with TeleTech or any Subsidiary is not governed by an employment agreement or if such employment agreement does not define “Cause,” then the term “Cause” shall have the meaning given to such term in the Plan, and (ii) “Cause” shall exclude Optionee’s death or Disability.

(c)           Rights Upon Optionee’s Death or Disability.  If Optionee’s employment with TeleTech and/or its Subsidiaries is terminated as a result of (i) Optionee’s death, any then vested portion of the Option may be exercised at any time prior to the earlier of the Expiration Date or the date 180 days after the date of Optionee’s death, or (ii) Optionee’s Disability, any then vested portion of the Option may be exercised at any time prior to the earlier of the Expiration Date or the date 180 days after the date of Optionee’s Termination Date as a result of Optionee’s Disability.

3.             Vesting.  (a)           The Option may only be exercised to the extent vested.  Any vested portion of the Option may be exercised at any time in whole or from time to time in part. The Option shall vest according to the following schedule and may be accelerated in accordance with Section 3A below (each date of which the vesting criteria set forth below are satisfied with respect to any tranche is referred to herein as, a “Vesting Date”):

Tranche	Vesting Criteria	Vested Portion
Tranche 1	TeleTech VWAP Common Stock Price of at least $30 per share on or prior to December 31, 2014	16,666
Tranche 2	TeleTech VWAP Common Stock Price of at least $35 per share on or prior to December 31, 2015	16,667
Tranche 3	TeleTech VWAP Common Stock Price of at least $40 per share on or prior to December 31, 2016	16,667
Tranche 4	TeleTech VWAP Common Stock Price of at least $45 per share on or prior to December 31, 2017	100,000

For purposes of this Agreement, the “TeleTech VWAP Common Stock Price” shall mean the per share volume weighted average closing price of the Common Stock, as traded on The NASDAQ Stock Market, Inc. or any successor market or stock exchange on which the TeleTech Common Stock is primarily traded for a period of at least 30 consecutive trading days.

(b)           Optionee must be employed by TeleTech or any Subsidiary on any Vesting Date, in order to vest in the tranche of Option for which the vesting criteria have been satisfied in the chart above.  No portion of the Option shall vest other than pursuant to the satisfaction of the vesting criteria set forth in the chart above except as provided in Section 3A hereof; if Optionee ceases to be employed by TeleTech or any Subsidiary for any reason, then any tranche of the Option that has not vested pursuant to the satisfaction of the vesting criteria set forth in the chart above as of the date Optionee’s employment is terminated automatically shall be forfeited as of the termination of employment.  For the avoidance of doubt, the achievement of the applicable vesting criteria for each tranche may be satisfied at any time prior to the applicable expiration period for such tranche and no subsequent changes in the TTEC VWAP Common Stock Price shall affect the vesting of any tranche for which the vesting criteria has been satisfied.

3A.          Vesting Following a Change in Control.

(a)           Accelerated Vesting.  Notwithstanding the vesting schedule contained in Section 3, upon a Change in Control (as hereinafter defined), any tranche of the Option that would vest based upon the per share price of the Common Stock at which the Change in Control occurs shall vest notwithstanding the daily volume of trading in the Common Stock or the requirement to maintain such closing price for a period of at least 30 consecutive trading days, shall vest and become immediately exercisable as of the effective date of the Change of Control, as accelerated by this Section 3A.

(b)           Definition of “Change in Control”. For purposes of this Agreement, “Change in Control” means the occurrence of any one of the following events:

(i)            any consolidation, merger or other similar transaction (A) involving TeleTech, if TeleTech is not the continuing or surviving corporation, or (B) which contemplates that all or substantially all of the business and/or assets of TeleTech will be controlled by another corporation;

(ii)           any sale, lease, exchange or transfer (in one transaction or series of related transactions) of all or substantially all of the assets of TeleTech (a “Disposition”); provided, however, that the foregoing shall not apply to any Disposition to a corporation with respect to which, following such Disposition, more than 51% of the combined voting power of the then outstanding voting securities of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of at least 51% of the then outstanding Common Stock and/or other voting securities of TeleTech immediately prior to such Disposition, in substantially the same proportion as their ownership immediately prior to such Disposition;

(iii)          approval by the stockholders of TeleTech of any plan or proposal for the liquidation or dissolution of TeleTech, unless such plan or proposal is abandoned within 60 days following such approval;

(iv)          the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), or two or more persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 51% or more of the outstanding shares of voting stock of TeleTech; provided, however, that for purposes of the foregoing, “person” excludes Kenneth D. Tuchman and his affiliates; provided, further that the foregoing shall exclude any such acquisition (A) by any person made directly from TeleTech, (B) made by TeleTech or any Subsidiary, or (C) made by an employee benefit plan (or related trust) sponsored or maintained by TeleTech or any Subsidiary; or

(v)           if, during any period of 15 consecutive calendar months commencing at any time on or after the Grant Date, those individuals (the “Continuing Directors”) who either (A) were directors of TeleTech on the first day of each such 15-month period, or (B) subsequently became directors of TeleTech and whose actual election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of TeleTech, cease to constitute a majority of the board of directors of TeleTech.

(c)           Other Definitions.  The following terms have the meanings ascribed to them below:

(i)            “Cause” has the meaning given to such term, or to the term “For Cause” or other similar phrase, in Optionee’s Employment Agreement with TeleTech or any Subsidiary, if any; provided, however, that if at any time Optionee’s employment with TeleTech or any Subsidiary is not governed by an employment agreement or if such employment agreement does not define “Cause,” then the term “Cause” shall have the meaning given to such term in the Plan; provided, further, that, notwithstanding the provisions of Optionee’s Employment Agreement or of the Plan, for purposes of this Agreement, TeleTech shall have the burden to prove that Optionee’s employment was terminated for “Cause.”

(ii)           “Termination Date “ means the latest day on which Optionee is expected to report to work and is responsible for the performance of services to or on behalf of TeleTech or any Subsidiary, notwithstanding that Optionee may be entitled to receive payments from TeleTech (e.g., for unused vacation or sick time, severance payments, deferred compensation or otherwise) after such date; and

4.             Procedure for Exercise.  Exercise of the Option or a portion thereof shall be effected by the giving of written notice to TeleTech in accordance with the Plan and payment of the aggregate Option Price for the number of Shares to be acquired pursuant to such exercise.

5.             Payment for Shares.  Payment of the Option Price (or portion thereof) may be made by (i) cash; or (ii) certified funds; or (iii) in Shares of Common Stock having an aggregate Fair Market Value, as determined on the date of delivery, equal to the Option Price; or (iv) consideration received by the Company under a cashless exercise whereby Optionee shall deliver irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds necessary to pay for all Common Stock acquired through such exercise and any tax withholding obligations resulting from such exercise; or (v) by such other method or methods as may be permitted by the Committee in accordance with the provisions of the Plan.  No Shares shall be delivered upon exercise of the Option until full payment has been made and all applicable withholding requirements satisfied.

6.             Options Not Transferable and Subject to Certain Restrictions.  The Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined in Section 414(p) of the Code.  During Optionee’s lifetime, the Option may be exercised only by the Optionee or by a legally authorized representative.  In the event of Optionee’s death, the Option may be exercised by the distributee to whom Optionee’s rights under the Option shall pass by will or by the laws of descent and distribution.

7.             Acceptance of Plan.  Optionee hereby accepts and agrees to be bound by all the terms and conditions of the Plan.

8.             No Right to Employment.  Nothing herein contained shall confer upon Optionee any right to continuation of employment by TeleTech or any Subsidiary, or interfere with the right of TeleTech or any Subsidiary to terminate at any time the employment of Optionee.  Nothing contained herein shall confer any rights upon Optionee as a stockholder of TeleTech, unless and until Optionee actually receives Shares.

9.             Compliance with Securities Laws.  The Option shall not be exercisable and Shares shall not be issued pursuant to exercise of the Option unless the exercise of the Option and the issuance and delivery of Shares pursuant thereto shall comply with all relevant provisions of law including, without limitation, the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which Common Stock may then be listed, and shall be further subject to the approval of counsel for TeleTech with respect to such compliance.  If, in the opinion of counsel for TeleTech, a representation is required to be made by Optionee in order to satisfy any of the foregoing relevant provisions of law, TeleTech may, as a condition to the exercise of the Option, require Optionee to represent and warrant at the time of exercise that the Shares to be delivered as a result of such exercise are being acquired solely for investment and without any present intention to sell or distribute such Shares.

10.           Adjustments.  Subject to the sole discretion of the Board of Directors, TeleTech may, with respect to any unexercised portion of the Option, make any adjustments necessary to prevent accretion, or to protect against dilution, in the number and kind of shares covered by the Option and in the applicable exercise price thereof in the event of a change in the corporate structure or shares of TeleTech; provided, however, that no adjustment shall be made for the issuance of preferred stock of TeleTech or the conversion of convertible preferred stock of TeleTech.  For purposes of this Section 10, a change in the corporate structure or shares of TeleTech includes, without limitation, any change resulting from a recapitalization, stock split, stock dividend, consolidation, rights offering, spin-off, reorganization or liquidation, and any transaction in which shares of Common Stock are changed into or exchanged for a different number or kind of shares of stock or other securities of TeleTech or another entity.

11.           No Other Rights.  Optionee hereby acknowledges and agrees that, except as set forth herein, no other representations or promises, either oral or written, have been made by TeleTech, any Subsidiary or anyone acting on their behalf with respect to Optionee’s right to acquire any shares of Common Stock, stock options or awards under the Plan, and Optionee hereby releases, acquits and forever discharges TeleTech, the Subsidiaries and anyone acting on their behalf of and from all claims, demands or causes of action whatsoever relating to any such representations or promises and waives forever any claim, demand or action against TeleTech, any Subsidiary or anyone acting on their behalf with respect thereto.

12.           Confidentiality.  OPTIONEE AGREES NOT TO DISCLOSE, DIRECTLY OR INDIRECTLY, TO ANY OTHER EMPLOYEE OF TELETECH AND TO KEEP CONFIDENTIAL ALL INFORMATION RELATING TO ANY OPTIONS OR OTHER AWARDS GRANTED TO OPTIONEE, PURSUANT TO THE PLAN OR OTHERWISE, INCLUDING THE AMOUNT OF ANY SUCH AWARD, THE EXERCISE PRICE AND THE RATE OF VESTING THEREOF; PROVIDED THAT OPTIONEE SHALL BE ENTITLED TO DISCLOSE SUCH INFORMATION TO SUCH OF OPTIONEE’S ADVISORS, REPRESENTATIVES OR AGENTS, OR TO SUCH OF TELETECH’S OFFICERS, ADVISORS, REPRESENTATIVES OR AGENTS (INCLUDING LEGAL AND ACCOUNTING ADVISORS), WHO HAVE A NEED TO KNOW SUCH INFORMATION FOR LEGITIMATE TAX, FINANCIAL PLANNING OR OTHER SUCH PURPOSES.

13.           Severability.  Any provision of this Agreement (or portion thereof) that is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 13, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

14.           References.           Capitalized terms not otherwise defined herein shall have the same meaning ascribed to them in the Plan.

15.           Entire Agreement.  This Agreement (including the Plan, which is incorporated herein) constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, oral or written, between TeleTech and Optionee relating to Optionee’s entitlement to stock options, Common Stock or similar benefits, under the Plan or otherwise.

16.           Amendment.  This Agreement may be amended and/or terminated at any time by mutual written agreement of TeleTech and Optionee; provided, however that TeleTech, in its sole discretion, may amend the definition of “Change in Control” in Section 3A(b) from time to time without the consent of Optionee.

17.           Section 409A.

(a)           Notwithstanding any provision herein to the contrary, for purposes of determining whether Grantee has incurred a Termination of Service for purposes of Section 3A hereof, Grantee will not be treated as having incurred a Termination of Service unless such termination constitutes a “separation from service” as defined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).   If Grantee has a “separation from service” following a Change in Control pursuant to Section 3A(a), the RSUs vesting as a result of such “separation from service” will be paid on a date determined by TeleTech within 5 days of Grantee’s “separation from service.”  If Grantee is a “specified employee” (within the meaning of Section 409A) with respect to TeleTech at the time of a “separation from service” and Grantee becomes vested in stock options as a consequence of a “separation from service,” the delivery of property in settlement of such vested stock options shall be delayed until the earliest date upon which such property may be delivered to Grantee without being subject to taxation under Section 409A.

(b)           This Non-Qualified Stock option Agreement and the Award are intended to be exempt from the provisions of Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, as providing for any payments to be made within the applicable “short-term deferral” period (within the meaning of Section 1.409A-1(b)(4) of the Department of Treasury regulations) following the lapse of a “substantial risk of forfeiture” (within the meaning of Section 1.409A-1(d) of the Department of Treasury regulations).  Notwithstanding any provision of this Agreement to the contrary, in the event that the Committee determines that the Award may be subject to Section 409A of the Code, the Committee, in its sole discretion, may adopt such amendments to this Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, from time to time, without the consent of Grantee, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of penalty taxes under Section 409A of the Code.

18.           No Third Party Beneficiary.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than Optionee and Optionee’s respective successors and assigns expressly permitted herein, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

19.           Governing Law.  The construction and operation of this Agreement are governed by the laws of the State of Delaware (without regard to its conflict of laws provisions).

SIGNATURE PAGE TO FOLLOW]

Executed as of the date first written above.

TELETECH HOLDINGS, INC.

By:	/s/ Michael M. Jossi
Name: Michael M. Jossi
Title: EVP, Global Human Capital

/s/ Regina Paolillo
Signature of Regina Paolillo (“Optionee”)

Optionee’s Social Security Number